Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 19, 2004 with respect to the financial statements of IDS Life Variable Life Separate Account included in Post-Effective Amendment No. 12 to the Registration Statement (Form N-6, No. 333-69777) which has been incorporated by reference in this Post-Effective Amendment No. 15 to the Registration Statement (Form N-6, No. 333-69777) for the registration of American Express Variable Universal Life IV / American Express Variable Universal Life IV - Estate Series offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 23, 2004